Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 24, 2026, relating to the financial statements of Karman Line Acquisition Corp. as of December 31, 2025, and for the period from August 4, 2025 (inception) through December 31, 2025, which includes an explanatory paragraph relating to Karman Line Acquisition Corp.’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 24, 2026